Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:36 PM 12/01/2010 FILED 07:29 PM 12/01/2010 SRV 101139403 – 4722139 FILE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DURATA THERAPEUTICS, INC.

(Pursuant to Sections 103, 242 and 245 of the

General Corporation Law of the State of Delaware)

Durata Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Durata Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 4, 2009 under the name Durata Therapeutics, Inc.

2. That Durata Therapeutics, Inc. has received payment for its stock.

3. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring the amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Durata Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 125,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 86,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to, and qualified by, the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not decreased below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

All 86,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 The holder of each share of Series A Preferred Stock, prior to and in preference to any dividend on any shares of any other class or series of capital stock of the Corporation, shall be entitled to receive dividends at the rate of $0.08 per share (as adjusted for any stock dividend, stock splits, combination or reclassification with respect to such shares) per annum, payable only out of funds legally available therefore. Such dividends shall be payable only when, as, and if declared by the Board of Directors, and shall be noncumulative.

1.2 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to $0.08 per share of Series A Preferred Stock (as adjusted for any stock dividend, stock splits, combination or reclassification with respect to such shares).

1.3 In the event dividends are paid on any other class or series of capital stock of the Corporation, the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to $0.08 per share of Series A Preferred Stock (as adjusted for any stock dividend, stock splits, combination or reclassification with respect to such shares) as set forth in Section 1.2, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided, however, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

1.4 No right shall accrue to the holders of shares of Series A Preferred Stock by reason of the fact that dividends on the Series A Preferred Stock are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

1.5 In the event that the Corporation receives any cash proceeds from (a) the sale, license or other transfer of a significant portion (but less than all or a majority) of the Corporation’s securities, (b) the sale, license or other transfer of a significant portion (but less than all or a majority) of the Corporation’s assets (which such sale, license or other transfer of other assets would not otherwise be deemed to be a Deemed Liquidation Event, as defined in Subsection 2.3), or (c) any royalty or milestone payments, all such amounts, if and when payable to the stockholders of the Corporation, shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 22.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation; provided, however, that if the aggregate amount which the holders of Series A Preferred Stock are entitled to receive under Subsections 2.1 and 2.2 shall exceed $3.50 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series A Preferred Stock) (the “Maximum Participation Amount”), each holder of Series A Preferred Stock shall be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount.”

2.3 Deemed Liquidation Events.

2.3.1 Definition. A Change of Control (as defined below) or Exclusive Global License (as defined below) shall be considered a “Deemed Liquidation Event” unless holders of at least 75% of the then outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event. For the purposes of this Section 2.3.1: (a) “Change of Control” shall mean an event in which (i) any other Person or group of Persons acting in concert (other than a Parent Entity of the Corporation or the stockholders of the Corporation on December 11, 2009) acquires beneficial ownership of securities of the Corporation representing more than 50% of the voting power of the then outstanding securities of the Corporation with respect to the election of directors of the Corporation; (ii) the Corporation enters into a merger, consolidation, scheme of arrangement or similar transaction with another Person, unless (A) the members of the Board of Directors immediately prior to such transaction constitute more than 50% of the members of the Board of Directors (or a Parent Entity of the Corporation) immediately following such transaction, and (B) the Persons who beneficially owned the outstanding voting securities of the Corporation immediately prior to such transaction beneficially own securities of the Corporation representing at least 50% of the voting power with respect to the election of directors of the

Corporation immediately following such transaction, or a Parent Entity of the Corporation beneficially owns securities of the Corporation representing 100% of the voting power with respect to the election of directors of the Corporation immediately following such transaction, or (iii) the Corporation sells to any Person(s), in one or more related transactions, all or a majority of the property and assets of the Corporation, (b) a “Parent Entity” of the Corporation shall mean any Person that acquires directly or indirectly, by merger or otherwise, the capital stock of the Corporation if the holders of securities that represented 100% of the voting power with respect to the election of directors (“Voting Stock”) of the Corporation immediately prior to such acquisition directly own 100% of the Voting Stock of the Parent Entity immediately after such acquisition and in the exact same percentages as they owned Voting Stock in the Corporation immediately prior to such acquisition, (c) “Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company business trust, trust, organization or other entity of any trust, any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission, in each case, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, (d) “Affiliate” shall mean any entity directly or indirectly controlled by, controlling, able to control, or under common control with, a specified Person, but only for so long as such control shall continue, and (e) “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean possession, direct or indirect, of (i) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (ii) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of such Person. Also for the purposes of this Section 2.3.1, “Exclusive Global License” shall mean the agreement of the Corporation to grant an exclusive license to the Product in both the United States and Europe if such exclusive license applies to and covers all indications of the Product, and (b) “Product” means all pharmaceutical formulations and dosage forms of dalbavancin or any salt, prodrug, hydrate, solvate, metabolite, or polymorph form of dalbavancin.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in respect of their capital stock in the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Section 2.3.1, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock, and (ii) if the holders of at least 75% of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Sections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Stock pursuant to this Section 2.3.2(b). Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect five directors of the Corporation (the “Investor Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of at least a majority of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the remaining two directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2.

3.3 Series A Preferred Stock Protective Provisions.

3.3.1 Supermajority Consent of the Series A. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the prior written consent or affirmative vote of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) determine whether a FDA Confirmatory Milestone (“FDA Confirmatory Milestone”) has occurred under the Stock Purchase Agreement dated as of December 11, 2009, between Pfizer Inc. and the Corporation (the “Stock Purchase Agreement”) in accordance with the terms thereof or issue an FDACM Notice under the Stock Purchase Agreement;

(b) determine whether the First Commercial Sale under the Stock Purchase Agreement (“First Commercial Sale”) has been achieved in accordance with the terms of the Stock Purchase Agreement;

(c) amend, modify or waive the Stock Purchase Agreement or the rights and obligations of the Corporation under the Stock Purchase Agreement (including, without limitation, any amendments, modifications or waivers to the terms of the Stock Purchase Agreement that would increase the Milestone Payment by the Corporation under the Stock Purchase Agreement, or modify the provisions, formula or method used to determine whether or not the Milestone Payment under the Stock Purchase Agreement must be made by the Corporation, an FDA Confirmatory Milestone has been achieved, the First Commercial Sale has been achieved, or the FDA Milestone Period under the Stock Purchase Agreement should be extended);

(d) exercise the Milestone Buyout under the Stock Purchase Agreement;

(e) defer payment of the Milestone Payment under the Stock Purchase Agreement or the execution of a promissory note in favor of Pfizer Inc.;

(f) amend or modify a promissory note in favor of Pfizer Inc. or the obligations of the Corporation thereunder;

(g) borrow or engage in financial accommodation (in whatever form, including finance leases) in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(h) guarantee any indebtedness in excess of Fifty Thousand Dollars ($50,000) (other than in the ordinary course of business);

(i) except for sales of inventory or the Product in the ordinary course of business consistent with past practice, dispose of more than ten percent (10%) of the assets or stock of the Corporation or any of the Corporation’s direct or indirect subsidiaries, or the amalgamation, consolidation, merger, share exchange or entry into any business combination by the Corporation or any of its direct or indirect subsidiaries with another Person (including, without limitation, any Change of Control);

(j) consummate any transfer (including, without limitation, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition) of all or a portion of equity securities of any of the Corporation’s direct or indirect subsidiaries (including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law) or issuance of equity securities of any direct or indirect subsidiary of the Corporation (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a Person other than the holders of the Corporation’s Series A Preferred Stock owning, directly or indirectly, a majority of the voting power of such entity upon the consummation of such transfer or issuance;

(k) consummate an initial public offering of the stock of the Corporation or any of its direct or indirect subsidiaries;

(1) issue any new class of series of stock or any other securities of the Corporation (or any of its direct or indirect subsidiaries) ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, dividends or other rights;

(m) redeem or repurchase of any shares of capital stock of the Corporation (or any of its direct or indirect subsidiaries) other than redemptions permitted by Section 6 below and repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any of its direct or indirect subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment as approved by a majority of the Investor Directors;

(n) except pursuant to a Permitted Incentive Issuance as defined in Section 3.3.1(x), allot unissued stock or other securities of the Corporation or any of its direct or indirect subsidiaries or vary any rights attaching to the Preferred Stock, Common Stock, other equity securities of the Corporation or equity securities of any of its direct or indirect subsidiaries of the Corporation or any of their respective subsidiaries;

(o) approve the Corporation’s annual budget (including operating and capital plans), business plan and any related material business policies, and any material amendments and deviations from any of the foregoing;

(p) transfer either dalbavancin or the rights to develop, commercialize, use, produce, market or sell dalbavancin, or execute or amend any agreements with the U.S. Food and Drug Administration;

(q) remove, destroy, lease, transfer, assign, sell or license any intellectual property of the Corporation or any of its direct or indirect subsidiaries (other than in the ordinary course of business);

(r) pledge, mortgage or create a security interest in all or substantially all of the assets of the Corporation, or permit any of its direct or indirect subsidiaries to pledge, mortgage or create a security interest in all or substantially all of the assets of such subsidiary or the Corporation;

(s) declare or pay dividends or distributions of any kind with respect to the Corporation’s (or any of its direct or indirect subsidiaries’) capital stock (other than dividends payable to the holders of Series A Preferred Stock pursuant to Section 1 or the redemption of the shares of Series A Preferred Stock pursuant to Section 6;

(t) appoint or remove a Person as the Corporation’s auditor or any of its direct or indirect subsidiaries’ auditor, or any material change to the Corporation’s or any of its direct or indirect subsidiaries’ accounting policies;

(u) consummate any liquidation, bankruptcy or assignment to the Corporation’s (or any of its direct or indirect subsidiaries’) creditors, or any similar transaction, dissolution, recapitalization, or reorganization;

(v) amend, change, waive, alter or repeal any provision of the Certificate of Incorporation or the Corporation’s Bylaws (or the equivalent constituent documents of any of the Corporation’s subsidiaries);

(w) acquire assets, including stock or other equity interests of another Person, with a value in excess of Five Hundred Thousand Dollars ($500,000), other than in the ordinary course of business, whether through merger, consolidation, share exchange, business combination or otherwise;

(x) establish any stock option, stock incentive plan or other similar plan or arrangement (“Stock Incentive Plan”), increase the size of the pool of any Stock Incentive Plan, or, except with respect to the issuance of Common Stock or options to acquire Common Stock pursuant to a Stock Incentive Plan which (i) would not result in any Person holding more than 1% of the Fully-Diluted Equity (which such term shall mean (i) all issued and outstanding shares of the Corporation’s Common Stock and Preferred Stock, (ii) all outstanding warrants or options to acquire shares of Common Stock or Preferred Stock of the Corporation, and (iii) all shares of Common Stock issuable pursuant to stock options that remain reserved for issuance under the stock incentive plan of the Corporation), and (ii) has been approved by a majority of the board of directors (a “Permitted Incentive Issuance”), approve the grant of any stock options or other securities under any Stock Incentive Plan or approve the vesting or other terms of any stock options or other securities granted under any Stock Incentive Plan;

(y) increase the number of members of the Board of Directors to more than seven (7) members other than in accordance with the express terms of this Certificate of Incorporation;

(z) amend the Dalbavancin Marketing Rights Agreement, dated as of June 30, 2008, by and between Pfizer Inc. and RaQualia Pharma, Inc., or waive any rights thereunder; or

(aa) amend or waive any material provision of any agreement, indenture or similar instrument governing the terms of any indebtedness or debt securities of the Corporation or any of its direct or indirect subsidiaries with a principal amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).

For the purposes of this Section 3.3.1, the term “securities” shall include, without limitation, any warrants, options or other rights to acquire Preferred Stock, Common Stock, other equity securities of the Corporation, any equity securities of its direct or indirect Subsidiaries, or debt securities that are convertible into such Preferred Stock, Common Stock or other equity securities of the Corporation.

3.3.2 Supermajority Consent of the Series A. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend Section 5A.3 without (in addition to any other vote required by law or the Certificate of Incorporation) the prior written consent or affirmative vote of the holders of at least 98.8% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

3.3.3 Majority Consent of the Series A. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, remove a director or fill any vacancy on the Board without the prior written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote of a majority, consenting or voting (as the case may be) separately as a class, other than in accordance with the express terms of this Certificate of Incorporation.

3.3.4 Board Consent. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a majority of the members of the Board of Directors of the Corporation (including within such majority a majority of the Investor Directors):

(a) settle any litigation, arbitration, or administrative proceeding involving amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(b) enter into, amend or modify, in any material respect, any contract (including any employment agreements with a term of more than one year or compensation in excess of Two Hundred Fifty Thousand Dollars ($250,000) that is or would be material to the Corporation and its subsidiaries, taken as a whole);

(c) enter into or develop a new line of business of, or cease any line of business of, the Corporation or any of the Corporation’s subsidiaries;

(d) appoint or enter into any agreement with any financial advisory or investment banking firm;

(e) appoint or approve the retention, termination or change (including a change in responsibilities or compensation) of the chief executive officer or chief financial officer of the Corporation or any of its direct or indirect subsidiaries, or officers of the Corporation or any of its direct or indirect subsidiaries with substantially equivalent responsibilities;

(f) renew or enter into any non-compete, non-solicitation, standstill or similar agreement that would restrict or limit the Corporation or any of its direct or indirect subsidiaries from (i) competing in any business or with any Person or in any geographic area, (ii) acquiring any Person, (iii) developing, commercializing, using, producing, marketing or selling dalbavancin (other than as expressly set forth in the Stock Purchase Agreement), or (iv) entering into arrangements with the U.S. Food and Drug Administration with respect to the development, commercialization, use, production, marketing or sale of dalbavancin;

(g) grant any registration rights to have securities of the Corporation or any of its direct or indirect subsidiaries registered under any securities law; or

(h) enter into or cause any of the Corporation’s subsidiaries to enter into any strategic ventures (including, without limitation, manufacturing, marketing or distribution arrangements and technology transfer or development arrangements), joint ventures or partnership agreements.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Subject to Section 5A.3, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $1.00. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock pursuant to this Section 4 and Section 5, shall be subject to adjustment as provided in this Section 4.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock (including, without limitation, any Special Mandatory Conversion). In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, and subject to the limitations set forth in Section 5A.3, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common

Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, seeking to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

4.3.3 Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issuance and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series A Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Common Stock, and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii) shares of Common Stock, Options or Convertible Securities issued as consideration in any merger, acquisition or other similar transfer; provided, however, that such issuance is approved by the holders of at least 75% of the then outstanding shares of Series A Preferred Stock;

(iv) shares of Common Stock, Options or Convertible Securities issued as consideration in a joint venture or other strategic transaction; provided, that such issuance is approved by approved by the holders of at least 75% of the then outstanding shares of Series A Preferred Stock;

(v) shares of Common Stock, Options or Convertible Securities issued to a financial institution in connection with any borrowing; provided, however, that such issuance is approved by approved by the holders of at least 75% of the then outstanding shares of Series A Preferred Stock;

(vi) shares of Common Stock or Options issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Corporation or any of its direct or indirect subsidiaries pursuant to any stock option, stock incentive or other similar plan or arrangement that is approved by a majority of the members of the Board of Directors (including, within such majority, a majority of the Investor Directors), provided, however, that the aggregate number of shares of Common Stock (including, without limitation, shares of Common Stock issuable upon exercise of Options and other Convertible Securities) issuable pursuant to all such plans or arrangements does not exceed 15,000,000; and

(vii) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

4.4.2 No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 75% of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security, or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Section 4.4.4, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest $0.01) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable, but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Subject to Section 5A.3, upon either (a) the closing of the sale of shares of Common Stock to the public (i) at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended and (ii) resulting in at least Fifty Million Dollars ($50,000,000) of gross proceeds, net of the underwriting discount and commissions, to the Corporation (such offering, a “Qualified Public Offering”); or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (X) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate determined pursuant to Section 4, and (Y) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

5A. Special Mandatory Conversion.

5A.1. Trigger Event. In the event that any holder of shares of Series A Preferred Stock does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided, however, that the Corporation has sent to each holder of Series A Preferred Stock at least 10 business days written notice of, and the opportunity to purchase its Pro Rata Amount (as defined below) of, the Qualified Financing), such holder’s Pro Rata Amount, then the Corporation shall give such holder that did not purchase its Pro Rata Amount (such holder, an “Unfunded Investor”) a written notice (the “Remaining Preferred Shares Notice”) to the effect that such Unfunded Investor did not purchase its Pro Rata Amount. In the event that any Unfunded Investor that has been sent a Remaining Preferred Shares Notice by the Corporation and fails to purchase its full Pro Rata Amount within 10 business days of the date that the Remaining Preferred Shares Notice was first sent by the Corporation (the final date of such 10 business day period, the “Special Mandatory Conversion Date”), the Applicable Portion (as defined below) of the shares of Series A Preferred Stock held by such Unfunded Investor shall automatically, and without any further action on the part of such Unfunded Investor, be converted into shares of Common Stock at the conversion rate determined pursuant to this Section 5A effective upon, subject to, and concurrently with, the Special Mandatory Conversion Date. Such conversion is referred to as a “Special Mandatory Conversion.” In connection with a Special Mandatory Conversion pursuant to this Section 5A, each share of Series A Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Special Mandatory Conversion Price (as defined below) in effect at the time of conversion. Such initial Series A Special Mandatory Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to appropriate adjustment in the event of any stock dividend, stock splits, combination or other recapitalization with respect to the securities of the Company in accordance with Section 5A.5. In addition to the foregoing, in the event that any holder of shares of Series A Preferred Stock whose shares of Series A Preferred Stock are converted into Common Stock in a Special Mandatory Conversion received such shares through a transfer or sale from a Transferring Affiliated Investor which previously held such shares of Series A Preferred Stock, then the Transferring Affiliated Investor’s Applicable Portion (as defined below) of any shares of Series A Preferred Stock held by such Transferring Affiliated Investor shall automatically, and without any further action on the part of such Transferring Affiliated Investor, be converted into shares of Common Stock at the conversion rate determined pursuant to this Section 5A effective upon, subject to, and concurrently with, the consummation of the Qualified Financing. Any such conversion of a Transferring Affiliated Investor’s Series A Preferred Stock shall also be referred to as a “Special Mandatory Conversion.”

5A.2. Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series A Preferred Stock converted pursuant to Section 5A.1 (including, without limitation, any Transferring Affiliated Investor) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5A. Upon receipt of such notice, each holder of such shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate on the Special Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 5A.2. As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted and a new certificate for the number of shares, if any, of Series A Preferred Stock represented by such surrendered certificate and not converted pursuant to Section 5A.1. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

5A.3. Limitations on Optional or Other Mandatory Conversions; Limitations on Selective Amendments or Waivers. Prior to the Pay to Play Termination Date, no holder of Series A Preferred Stock shall convert its Series A Preferred Stock into Common Stock pursuant to Section 4 or Section 5 without the written consent of the holders of 99.4% of the then outstanding shares of Series A Preferred Stock. In addition, without the written consent or affirmative vote of the holders of 98.8% of the then outstanding shares of Series A Preferred Stock, any amendments or waivers of this Section 5A which would treat any holder of Series A Preferred Stock differently than the other holders of Series A Preferred Stock and either (a) limit or prevent the application of the provisions of this Section 5A to such holder, or (b) alter the implementation of this Section 5A in respect of such holder shall be prohibited.

5A.4 Definitions. For purposes of this Section 5A, the following definitions shall apply:

5A.4.1 “Allocated Initial Closing Shares” shall mean, with respect to a holder of Series A Preferred Stock, the number of Initial Closing Shares sold by the Corporation to such holder. In the event that a holder of Series A Preferred Stock received any Initial Closing Shares (or a combination of Initial Closing Shares and shares of Common Stock issued upon conversion of Initial Closing Shares) from a Transferring Investor, the Allocated Initial Closing Shares of such holder also shall equal the sum of (i) the number of Initial Closing Shares sold by the Corporation to such holder, if any and (ii) the number of Initial Closing Shares issued to a Transferring Investor which were subsequently transferred by such Transferring Investor to such holder. For the purposes of clause (ii), in the event that a holder has been transferred shares of Common Stock which were issued upon the conversion of Initial Closing Shares, the number of Initial Closing Shares issued to the Transferring Investor shall include (A) the number of Initial Closing Shares which converted into any shares of Common Stock pursuant to Section 4, Section 5 or Section 5A (regardless of the rate at which a share of Series A Preferred Stock converted into Common Stock) and (B) any Initial Closing Shares that remained outstanding following any such conversion.

5A.4.2 “Applicable Portion” shall mean, with respect to any holder of shares of Series A Preferred Stock, a number of shares of Series A Preferred Stock calculated by multiplying the aggregate number of shares of Series A Preferred Stock held by such holder immediately prior to a Qualified Financing by a fraction, the numerator of which is equal to the amount, if positive, by which such holder’s Pro Rata Amount exceeds the number of Offered Securities actually purchased by such holder in such Qualified Financing, and the denominator of which is equal to such holder’s Pro Rata Amount.

5A.4.3 “Exit Date” shall mean the date of the earliest to occur of (i) the closing of the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) a Change of Control.

5A.4.4 “Initial Closing Shares” means the first 19,197,937 shares of Series A Preferred Stock issued on or after the Series A Original Issue Date.

5A.4.5 “Minimum Proceeds Date” shall mean the date on which the Corporation has sold at least 72,000,008 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other recapitalization with respect to the Series A Preferred Stock) in one or more Qualified Financings closing after the Series A Original Issue Date which resulted in aggregate gross proceeds to the Corporation of at least $72,000,008.

5A.4.6 “Offered Securities” shall mean the Series A Preferred Stock of the Corporation set aside by the Board of Directors of the Corporation for purchase by holders of outstanding shares of Series A Preferred Stock in connection with a Qualified Financing, and offered to such holders.

5A.4.7 “Pay to Play Termination Date” shall mean the earliest to occur of (i) the Minimum Proceeds Date, (ii) the Exit Date, (iii) for any holder of Series A Preferred Stock, the date upon which such holder has purchased its Pro Rata Amount of an aggregate of Eighty Six Million Five Hundred Thousand Dollars ($86,000,000) in Series A Preferred Stock, (iv) the Stockholder Approved Early Termination Date, (v) six months after the date of the First Commercial Sale, as defined in the Stock Purchase Agreement, and (vi) the five year anniversary of the Series A Original Issue Date.

5A.4.8 “Pro Rata Amount” shall mean, with respect to any holder of Series A Preferred Stock, a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the Allocated Initial Closing Shares of such holder of Series A Preferred Stock, and the denominator of which is 19,197,937.

5A.4.9 “Qualified Financing” shall mean each transaction involving the issuance or sale of Series A Preferred Stock closing after the Series A Original Issue Date and prior to the Pay to Play Termination Date, which such issuance or sale has been approved by the prior written consent or affirmative vote of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

5A.4.10 “Series A Special Mandatory Conversion Price” shall initially be equal to Ten Dollars ($10.00), and shall be subject to adjustment pursuant to Section 5A.5.

5A.4.11 “Stockholder Approved Early Termination Date” shall mean the date specified by vote or written consent of the holders of 75% of the then outstanding shares of Series A Preferred Stock as the date for an early termination of the provisions of this Section 5A.

5A.4.12 “Transferring Affiliated Investor” shall mean a holder of shares of Series A Preferred Stock who transferred or sold such shares of Series A Preferred Stock to an Affiliate.

5A.4.13 “Transferring Affiliated Investor’s Applicable Portion” shall mean with respect to any Transferring Affiliated Investor, the greater of (a) the Applicable Portion of such Transferring Affiliated Investor (if any), as determined pursuant to this Section 5A.4, and (b) a number of shares of Series A Preferred Stock calculated by multiplying the aggregate number of shares of Series A Preferred Stock held by such Transferring Affiliated Investor immediately prior to a Qualified Financing by a fraction, the numerator of which is equal to the amount, if positive, by which the Pro Rata Amount of the Transferring Holder’s transferee exceeds the number of Offered Securities actually purchased by the Transferring Holder’s transferee in such Qualified Financing, and the denominator of which is equal to the Pro Rata Amount of the Transferring Holder’s transferee.

5A.4.14 “Transferring Investor” shall mean a holder of shares of Series A Preferred Stock who transferred or sold such shares of Series A Preferred Stock to a Person that is presently a holder of Series A Preferred Stock.

5A.5 Adjustment of Series A Special Mandatory Conversion Price. The Series A Special Mandatory Conversion Price shall be subject to adjustment as set forth in Sections 5A.5.1 through 5A.5.4 below:

5A.5.1 Adjustment of Series A Special Mandatory Conversion Price for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Special Mandatory Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series in a Special Mandatory Conversion shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Special Mandatory Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series in a Special Mandatory Conversion shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5A.5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5A.5.2 Adjustment of Series A Special Mandatory Conversion Price for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Special Mandatory Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Special Mandatory Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Special Mandatory Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Special Mandatory Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

5A.5.3 Adjustment of Series A Special Mandatory Conversion Price for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.7 and 5A.5.2), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5A.5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 5A.5 (including provisions with respect to changes in and other adjustments of the Series A Special Mandatory Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

6. Redemption.

6.1 Redemption. 6,000,000 shares (subject to adjustment for any stock splits, stock dividends and the like) of Series A Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series A Original Issue Price per share, plus all declared but unpaid dividends thereon (the “Redemption Price”), commencing at any time after receipt from the holders of at least 75% of the then outstanding shares of Series A Preferred Stock, of written notice requesting redemption of such shares of Series A Preferred Stock. The date of the redemption of such shares of Series A Preferred Stock shall be referred to as the “Redemption Date”. On the Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, 6,000,000 shares of Series A Preferred Stock. If the Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of Series A Preferred Stock to be redeemed on the Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than 40 days prior to the Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and

(d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a holder of Series A Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 6, then the shares of Series A Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares”. Excluded Shares shall not be redeemed or redeemable pursuant to this Section 6, whether on the Redemption Date or thereafter.

6.3 Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Redemption Date,

unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 or has had such shares converted pursuant to Section 5A, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its direct or indirect subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its direct or indirect subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of holders of at least 75% of the then outstanding shares of Series A Preferred Stock; provided, however, that (a) any waiver of the provisions of Section 5A.3 or (b) any waiver that affects a particular holder of Series A Preferred Stock in a manner that is materially more adverse than the manner in which such waiver treats the other holders of Series A Preferred Stock shall require the affirmative written consent or vote of the holders of 98.8% of the then outstanding shares of Series A Preferred Stock.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its direct or indirect subsidiaries, or (ii) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its direct or indirect subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any of its direct or indirect subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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4. That the foregoing amendment and restatement was approved by the Board of Directors of this corporation in accordance with Section 242 of the General Corporation Law.

5. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on November 17, 2010.

By:
Corey Fishman, Secretary